EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD PRIME COMPLETES ACQUISITION OF
THE RITZ-CARLTON ST. THOMAS FOR $64 MILLION

Acquisition Highlights:

•	Premier resort in St. Thomas recently underwent comprehensive $22 million renovation supporting strong trailing 12-month RevPAR of $441 with meaningful upside potential

•	Unmatched location on 30 fee simple, oceanfront acres along Great Bay

•	Recognized as one of the leading hotels in the U.S. Virgin Islands in the 2015 edition of U.S. News & World Report’s Best Hotel Rankings

•	Management of the resort by Ritz-Carlton continues under long-term agreement
DALLAS, December 21, 2015 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has completed the previously-announced acquisition of the award-winning 180-room Ritz-Carlton St. Thomas for $64 million ($355,000 per key) from Marriott International, Inc. (NASDAQ: MAR). Concurrent with the completion of the acquisition, the Company has financed the hotel with a $42 million non-recourse mortgage loan. This loan is interest only and provides for a floating interest rate of LIBOR + 4.95% with a two-year term with three, one-year extension options subject to the satisfaction of certain conditions. The property will continue to be operated as a Ritz-Carlton under a long-term management agreement with Ritz-Carlton.
On a trailing 12-month basis as of November 2015, the hotel achieved RevPAR of $441, with an Average Daily Rate (ADR) of $556 and 79% occupancy.

“We are excited to complete the acquisition of this iconic U.S. Virgin Islands hotel as we believe it is a very attractive acquisition for our shareholders,” said Monty J. Bennett, Ashford Prime’s Chairman and Chief Executive Officer. “With the extremely high quality of this resort, strong cash flow, and meaningful growth opportunities, The Ritz-Carlton St. Thomas fits perfectly with Ashford Prime’s strategy of investing in high quality, luxury assets in gateway and resort markets. Located in a stable market with high barriers to entry, where tourism trends remain positive, and having recently undergone a comprehensive renovation, this property is poised to continue the strong operating performance it has realized over the past year.”
Located on 30 pristine oceanfront acres along Great Bay, The Ritz-Carlton St. Thomas is recognized as one of the best hotels in the U.S. Virgin Islands. Opened as The Ritz-Carlton St. Thomas in 1996, the resort recently completed a comprehensive $22 million renovation of guest rooms and public space.
These include upgraded and additional food & beverage offerings, expanded wedding venue capacity, as well as an expanded desalination plant and new electricity generator enabling the hotel to operate independent of the island’s electricity system.

The property boasts 180 luxurious guest rooms, all featuring a spacious private balcony or terrace with dramatic ocean views or dazzling garden views. Newly remodeled bathrooms feature large double vanities, soaking tubs and separate glass showers. The resort offers unparalleled amenities including a beachfront infinity-edge pool and access to a traditional pool. The property features the signature Bleuwater Restaurant and three other distinctive oceanfront dining options, as well as more than 10,000 square feet of indoor and outdoor meeting and function space offering stunning views of Great Bay and neighboring St. John, a 7,500 square foot award-winning spa and a 2,000 square foot fitness center. The resort also offers Jean-Michel Cousteau’s Ambassadors of the Environment eco adventures for children and adults, a comprehensive aquatic center and day sails, sunset cruises and private charters aboard Lady Lynsey, the hotel’s 53-foot luxury catamaran.
In addition, The Ritz-Carlton St. Thomas has been the recipient of the following awards:

•	Best Hotels in U.S. Virgin Islands - U.S. News & World Report, 2015

•	World’s Best Awards – Travel + Leisure, 2015

•	Reader’s Choice Award, Best Resorts in the Caribbean - Conde Nast Traveler, 2014

•	Hot List, Best U.S. Virgin Island Hotels – Conde Nast Traveler, 2014
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
The Ritz-Carlton Hotel Company, L.L.C., of Chevy Chase, Md., currently operates 94 hotels and resorts in the Americas, Europe, Asia, the Middle East, Africa, and the Caribbean. More than 35 hotel and residential projects are under development around the globe. For more information, or reservations, visit the company web site at www.ritzcarltonreserve.com, www.ritzcarlton.com or www.ritzcarlton.cn. The Ritz-Carlton Hotel Company, L.L.C. is a wholly-owned subsidiary of Marriott International, Inc.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation:  general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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